Exhibit 99.1

Recro Reports Fourth Quarter and Year End 2020 Financial Results

Strengthened Industry-Centric Leadership

Reorganization Initiated to Enhance Operations as Recro Expands Customer Portfolio, Explores Inorganic Growth Opportunities

Core Commercial Product Outlook Strong Heading into 2021

Clinical Trials Support Services, Launched in 2020, Continues to Grow

Company to Host Conference Call Today at 8:00 a.m. ET

MALVERN, PA, February 26, 2021 — Recro Pharma, Inc. (“Recro”; NASD:REPH), a dedicated contract development and manufacturing organization (CDMO), solving complex formulation and manufacturing challenges for companies developing oral solid dose drug products, today reported financial results for the fourth quarter and year ended December 31, 2020.

“In 2020, our top-line revenues and margins were impacted by the return of a competitor’s manufacturing capacity which had been offline in 2019, headwinds created by sharply reduced prescriptions written for the largest products in our portfolio due to the Covid-19 pandemic, and variability in customer ordering patterns.  The details of our 2020 financial performance will be addressed in the Financial Highlights section below.

“Looking ahead, since joining Recro in mid-December, my priority has been to carefully evaluate our organization’s vulnerabilities and opportunities for improvement, and to swiftly develop an executable strategy which sets us on a path to become a strong, trusted CDMO partner capable of achieving meaningful and sustainable growth,” said David Enloe, president and chief executive officer. “To achieve our goals for growth, our team recently launched a four-pronged strategy that we believe will significantly strengthen the business in the coming quarters.  This strategy calls for (1) expansion and diversification of Recro’s customer base; (2) strengthening of our balance sheet position in order to better support both organic and inorganic growth; (3) augmentation of our leadership as well as restructuring our operational organization  and finally, (4) continuing to upgrade and expand our facilities and capabilities to support growing customer demand.

“With respect to top-line growth, our strategy is to mitigate revenue variability and vulnerability by continuing to increase the number of customers we have, as well as to evaluate our portfolio to ensure we have projects across the biopharma life cycle curve.  To that end, in the second quarter of 2020, Recro added clinical trial support services to its early GMP-centered offerings to augment our existing customer portfolio.  This business is nascent, but we’ve been successful in the last few months building our visibility in this segment and onboarding multiple clinical stage customers.  While this new business represents a high-value revenue channel for Recro, our core commercial business remains strong, and we continue to pursue opportunities to further support our existing customers.  At present, nearly half of our existing clinical trial materials customers either have expanded or are in the process of expanding their programs beyond the initial scope of work.  To continue this trajectory, we have been augmenting our business development team to ensure we are best positioned to identify the types of programs where Recro can partner to create the best value for our customers and ourselves.

“The second component of our strategy is to strengthen our balance sheet in order to be better positioned for both organic and inorganic growth.  We were very pleased to announce earlier this week that we significantly restructured the debt instrument with our finance partner, Athyrium.  As noted in that release, we believe the reduction in the interest rate and a portion of the outstanding debt balance in exchange for equity at market rate, and raising of our net debt to EBITDA covenant, to be a demonstration of the confidence Athyrium has in Recro’s success trajectory.

“The third prong of our strategy is to augment our organization, both in terms of meaningful CDMO leadership as well as a structure for success.  Since arriving a few weeks ago, we have brought CDMO specific strength to our leadership team as well as our technical staff.  This includes the appointments of James (“Jim”) Miller, a highly-regarded CDMO thought leader to our board, and Ryan Lake as our dedicated CFO.  We also reorganized our operational leadership structure to streamline our efforts, optimize efficiencies, improve our project management competencies and ensure the strong management and quality practices we have in our commercial business are equally deployed across the growing clinical trial materials business.

“Finally, the fourth prong of our growth strategy focuses on the enhancement of our facilities and capabilities.  Hand-in-hand with our plan to service an expanding customer base, we are committed to putting the systems and processes in place to support a broad development and manufacturing portfolio.  To that end, two new manufacturing suites were recently constructed and commissioned to support the technical transfer and planned validation activities for several new commercial programs.  We are pleased to report that the analytical transfers for these programs have been successfully completed and validation batches will begin in March.

“While there is more work to do, we are confident that these strategic initiatives will position Recro for significant growth in the future.  Looking to 2021, we believe these efforts have already had a positive impact.  Specifically, we expect revenues for Q1 2021 to increase by approximately 65 -70% as compared to Q4 2020 revenues, and for the full year 2021, we expect to outpace growth in the small molecule drug sector as a whole.  In closing, it is important to note that transitions and reorganizations are not easy for any company.  Throughout this repositioning of Recro’s mission and purpose, I have been incredibly impressed with the commitment of the entire Recro team. Their commitment to our customer’s success and to providing high quality products is cause for me to be very optimistic for Recro’s future.”

Fourth Quarter 2020 and Recent Highlights

Key Personnel Appointments:

•	In late 2020 and 2021, key appointments were made to Recro’s leadership and board
o

David Enloe was appointed president & CEO in December 2020.  Mr. Enloe brings over twenty-five years of executive leadership experience in biotechnology, clinical drug development and GMP manufacturing to Recro, with a proven track record of building and growing multiple CDMO businesses.

o

Ryan Lake was appointed CFO in December 2020.  In late 2020, Mr. Lake was selected to become the dedicated CFO of Recro. Mr. Lake has been part of the legacy Recro Pharma leadership team, joining in 2017 as senior vice president of finance and chief accounting officer and being promoted to CFO in 2018.

o

James (“Jim”) Miller was appointed to the Recro board of directors in February 2021.  Mr. Miller is a well-known and highly regarded advisor on drug manufacturing strategy and a pre-eminent authority on the biopharmaceutical CDMO industry. He is founder and former president of PharmSource, the CDMO industry’s principal source of market intelligence, which was sold to Global Data, a London-based, publicly-traded provider of market intelligence services in 2016.

New Business Growth:

•	Commercial Product Manufacturing
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Recro recently signed a new commercial technology transfer project with a large Japanese pharmaceutical customer for formulation and production of a branded product.  Validation work is underway and proceeding on schedule.

•	Formulation and Development Services
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Recro entered into greater than ten contracts with new customers in the past 12 months, of which over half have already signed on for next phase work on their existing programs, while the others are progressing as planned.   Notably, some of those new customers have now also executed contracts with Recro to work with additional new molecules/projects.  The company believes this increasing demand, which is a critical component of the Recro growth model, is a credit to its high quality scientific team.  The company has also seen the addition of another High Potency opportunity and is in discussions with a current commercial customer on a third project.  Recro sees the High Potency space as a significant area of opportunity and continues to invest in these capabilities.

•	Clinical Trial Support Services
o

During 2020, Recro launched its Clinical Trial Support (CTS) services, successfully completed its first client program, and initiated its second CTS program.  The company has built an experienced sales team around this offering and expects to see continued growth in this segment.  This expectation is further supported by data gathered during the company’s “voice of customer” survey, which was a key driver in Recro’s decision to launch this business.  The CTS services offerings round out our complete one stop platform for small to mid-sized life science companies.

•	Corporate and Financial Developments
o

Second Amendment to Credit Agreement with Athyrium. Recro recently announced the signing of a second amendment to its existing credit facility with Athyrium Capital Management.  Through the first amendment, which was announced in Q4 2020, Recro prepaid $9 million of principal without penalty and favorably adjusted the agreement’s leverage ratios and liquidity parameters.  Under the terms of the second amendment, the credit facility’s outstanding debt balance has been reduced from $116 million to $100 million and the interest rate governing the facility has been decreased by 1.5 percent.  Furthermore, there will be no additional principal amortization during the remainder of the term of the facility, which runs through March 2023.  Athyrium reduced interest and a portion of the principal under the credit agreement in exchange for $9 million of shares of the Company’s Common Stock priced at-the-market under Nasdaq rules, which the company believes demonstrates Athyrium’s support for Recro’s growth potential.  Our efforts over the past four months have resulted in Recro successfully de-levering a total of $25 million of debt from our balance sheet.

Financial Results for the Three Months Ended December 31, 2020

At December 31, 2020, Recro had cash and cash equivalents of $23.8 million.

Revenue was $9.9 million for the three months ended December 31, 2020 compared to $17.6 million for the comparable period of 2019, a decrease of $7.7 million primarily due to the result of customer ordering patterns in the prior year and the loss of Verapamil SR market share by a commercial partner in the first quarter of 2020 due to the re-entry of a competitor. Our commercial partner has sustained its market position for Verapamil SR capsules since the end of the first quarter of 2020. The COVID-19 pandemic has resulted in decreased end-user demand, inventory rebalancing by our commercial partners and slower than expected clinical trial materials new business starts. Higher revenues from our new business growth activities has partially offset the decrease, including a significant new commercial product tech transfer project.

Cost of sales was $12.5 million for three months ended December 31, 2020 compared to $11.5 million for the comparable period of 2019. The increase of $1.0 million was not proportionate to the decrease in revenue primarily due to lower commercial manufacturing volumes and the related impact on fixed costs expensed through cost of sales despite making reductions in the work force and implementing cost saving measures. Cost savings generated from these activities are expected to continue into 2021.

Further contributing to cost of sales was increased cost on higher clinical trial material new business revenues.

Selling, general and administrative expenses were $4.0 million for three months ended December 31, 2020 compared to $3.9 million for the comparable period of 2019, an increase of $0.1 million, primarily related to our new business development efforts and addition of the clinical trial support services to our early GMP offering in the second quarter of 2020.

Interest expense was $4.4 million for the three months ended December 31, 2020 and $5.2 million for the comparable period of 2019. The decrease of $0.8 million was primarily due to a decrease in the LIBOR base rate of interest on our term loans under the Credit Agreement with Athyrium and a reduction in principal under the Credit Agreement.

Recro reported a net loss, including non-cash charges of $8.6 million, of $11.7 million or $0.48 per diluted share for the three months ended December 31, 2020. This compared to a net loss from continuing operations, including non-cash charges of $8.2 million, of $4.7 million or $0.19 per diluted share for the comparable period of 2019. The non-cash charges of $8.6 million and $8.2 million in the three months ended December 31, 2020 and 2019, respectively, were associated with stock-based compensation, depreciation, non-cash interest expense, amortization, and non-cash changes in our contract asset.

Financial Results for the Year Ended December 31, 2020

Revenue was $66.5 million for the year ended December 31, 2020 compared to $99.2 million for the comparable period of 2019, a decrease of $32.7 million primarily due to the result of customer ordering patterns in the prior year and the loss of Verapamil SR market share by a commercial partner in the first quarter of 2020 due to the re-entry of a competitor whose production had been taken offline. Our commercial partner has sustained its market position for Verapamil SR capsules since the end of the first quarter of 2020. The COVID-19 pandemic has resulted in decreased end-user demand, inventory rebalancing by our commercial partners and slower than expected new business starts.  In addition, revenue declined due to the discontinuation of two commercial product lines by our commercial partners. Higher revenues from our clinical trial materials new business growth activities has partially offset the decrease, including a significant new commercial product tech transfer project.

Cost of sales was $54.1 million for year ended December 31, 2020 compared to $51.0 million for the comparable period of 2019. The increase of $3.1 million was not proportionate to the decrease in revenue primarily due to lower commercial manufacturing volumes and the related impact on fixed costs expensed through cost of sales despite making reductions in the work force and implementing cost saving measures. Cost savings generated from these activities are expected to continue into 2021. Further contributing to cost of sales was increased cost on higher clinical trial material new business revenues.

Selling, general and administrative expenses were $18.1 million for year ended December 31, 2020 compared to $19.9 million for the comparable period of 2019, a decrease of $1.8 million, primarily related to lower public company costs, which were partially offset by our new business efforts and the addition of the clinical trial support services to our early GMP offering in the second quarter of 2020.

Interest expense was $19.2 million for the year ended December 31, 2020 and $19.0 million for the comparable period of 2019. The increase of $0.2 million was primarily due to additional term loan borrowings under the Credit Agreement with Athyrium in the first quarter of 2019 offset by a decrease in the LIBOR base rate of interest on our term loans under the Credit Agreement.

Recro reported a net loss, including non-cash charges of $26.7 million, of $27.5 million or $1.16 per diluted share for the year ended December 31, 2020. This compared to net income from continuing operations, including non-cash charges of $18.5 million, of $4.6 million or $0.20 per diluted share for the comparable period of 2019. The non-cash charges of $26.7 million and $18.5 million in 2020 and 2019, respectively, were associated with stock-based compensation, depreciation, non-cash interest expense, amortization, change in warrant valuations, and non-cash changes in our contract asset.

Conference Call and Webcast

Recro management will be hosting a conference call and webcast today beginning at 8:00 a.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 3352999.  A live audio webcast of the call will be available under "Events" in the Investor section of the Company's website, https://ir.recropharma.com/events. An archived webcast will be available on the Company's website approximately two hours after the event and will be available for 30 days.

About Recro

Recro (NASD: REPH) is a contract development and manufacturing organization (CDMO) with capabilities from early feasibility to commercial manufacturing. With an expertise in solving complex manufacturing problems, Recro is a leading CDMO providing oral solid dosage form development, end-to-end regulatory support, clinical and commercial manufacturing, and packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified release oral solid dosage forms, Recro has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level.  We do all of this in our best-in-class facilities, which total 120,000 square feet, in Gainesville, Georgia.

For more information about Recro’s CDMO solutions, visit recrocdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the Company’s ability to manage costs and to achieve its financial goals; to operate under increased leverage and associated lending covenants; to pay its debt under its credit agreement and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words "anticipate", "believe", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the Company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the Company’s services, which depends in part on customers’ research and development and the clinical plans and market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the Company’s manufacturing services; the average profitability, or mix, of the products the Company manufactures; the Company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the Company’s customers facing increasing or new competition. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results presented herein along with those risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

415-675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Recro

(484) 395-2436

ryan.lake@recroCDMO.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$23,760	$19,148
Accounts receivable	9,033	14,389
Contract asset	7,330	8,851
Inventory	11,612	15,072
Prepaid expenses and other current assets	2,334	2,700
Total current assets	54,069	60,160
Property, plant and equipment, net	43,841	42,212
Intangible assets, net	700	3,283
Goodwill	4,319	4,319
Other assets	486	485
Total assets	$103,415	$110,459
Liabilities and shareholders’ deficit
Current liabilities:
Accounts payable	$1,804	$989
Accrued expenses and other current liabilities	4,525	4,324
Current portion of debt	1,474	—
Liabilities of discontinued operation	—	1,172
Total current liabilities	7,803	6,485
Debt, net	108,097	110,319
Other liabilities	1,615	367
Total liabilities	117,515	117,171
Commitments and contingencies
Shareholders’ deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value. 50,000,000 shares authorized, 28,601,358 and 23,312,928 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	286	233
Additional paid-in capital	219,998	199,938
Accumulated deficit	(234,384)	(206,883)
Total shareholders’ deficit	(14,100)	(6,712)
Total liabilities and shareholders’ deficit	$103,415	$110,459

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended December 31,		Year ended December 31,
(amounts in thousands, except share and per share data)	2020	2019	2020	2019
Revenue	$9,913	$17,643	$66,499	$99,219
Operating expenses:
Cost of sales (excluding amortization of intangible assets)	12,505	11,463	54,134	50,981
Selling, general and administrative	4,001	3,881	18,124	19,909
Amortization of intangible assets	645	645	2,583	2,583
Change in warrant valuation	—	1,178	—	2,116
Total operating expenses	17,151	17,167	74,841	75,589
Operating (loss) income from continuing operations	(7,238)	476	(8,342)	23,630
Interest expense	(4,432)	(5,182)	(19,159)	(19,005)
(Loss) income from continuing operations	(11,670)	(4,706)	(27,501)	4,625
Loss on discontinued operations	—	(4,805)	—	(23,255)
Net loss	$(11,670)	$(9,511)	$(27,501)	$(18,630)

(Loss) income per share information:
Basic:
Continuing operations	$(0.48)	$(0.21)	$(1.16)	$0.21
Discontinued operations	—	(0.20)	—	(1.04)
Total	$(0.48)	$(0.41)	$(1.16)	$(0.83)
Weighted average shares outstanding	24,357,642	22,954,868	23,744,313	22,414,194
Diluted:
Continuing operations	$(0.48)	$(0.19)	$(1.16)	$0.20
Discontinued operations	—	(0.19)	—	(0.99)
Total	$(0.48)	$(0.38)	$(1.16)	$(0.79)
Weighted average shares outstanding	24,357,642	25,012,377	23,744,313	23,608,862

RECRO PHARMA, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measure

(Unaudited)

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have also disclosed in the tables below the following non-GAAP information for our business:

•

Operating income or loss, as adjusted, which is operating income or loss from continuing operations excluding: (i) Recro corporate costs that were not historically segregated and allocated to the CDMO segment; (ii) reduction in force; and (iii) the impact of Accounting Standard Update 2014-09 in order to remove the impact of the timing of revenue recognized from royalties upon transfer of control of the product, which more closely aligns revenue with expected cash receipt.

•

EBITDA, as adjusted (Historical - CDMO), which is "operating income or loss, as adjusted” before interest, taxes, depreciation, amortization, warrant market-to-market expense and non-cash stock-based compensation.

•	EBITDA, as adjusted (Standalone), which is "EBITDA, as Adjusted (Historical - CDMO) including Recro Corporate costs.

We believe these non-GAAP financial measures are helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management and is consistent with our historical presentation. “EBITDA, as adjusted (Historical - CDMO)" and "EBITDA, as adjusted (Standalone) is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

	Year ended December 31,
(amounts in millions)	2020	2019
Operating (loss) income (GAAP)	$(8.3)	$23.6
Recro cash corporate costs (a)	7.5	12.3
Reduction in force (d)	1.1	—
Revenue recognition (b)	1.6	(3.6)
Operating income, as adjusted (non-GAAP)	1.9	32.3
Depreciation (e)	6.9	5.8
Amortization of intangible assets	2.6	2.6
Stock-based compensation and change in warrants (c)	10.1	8.3
EBITDA, as adjusted (Historical - CDMO)	21.4	$49.0
Include: Recro Cash Corporate Costs (a)	(7.5)
EBITDA, as adjusted (Standalone)	$14.0

a)

Recro cash corporate costs include costs associated with corporate initiatives and public company costs that were previously included in the Acute Care Segment. As a significant portion of these costs related to a more complex organization with multiple segments, these costs going forward are expected to be in the range of mid to upper single digits, excluding non-cash expenses, such as stock-based compensation, and new initiatives as they relate to our operations as a stand-alone public company.

b)	To exclude the impact of Accounting Standard Update 2014-09, "Revenue Recognition," related to non-cash changes in our contract asset.
c)

Stock-based compensation (including corporate employees) and non-cash changes in warrant valuations. Due to the exercise of remaining liability-classified warrants in 2019, warrant valuations were only applicable for 2019.

d)	During 2020, two reductions in force were executed that affected approximately 15% of the work force and were driven by lower commercial volumes.
e)	Depreciation includes depreciation for property, plant and equipment as well as impairment expense related to equipment assets associated with a discontinued product.